PURCHASE AND SALE AGREEMENT

This PURCHASE and SALE AGREEMENT ( the "Agreement") is made this 17th  day of June, 2008, by and between RETAMCO OPERATING, INC., ("Seller"), and DEJOUR ENERGY (USA) CORP., ("Detour"), and BROWNSTONE VENTURES (US) INC., ("Brownstone") (Dejour and Brownstone, collectively, the "Buyers"). The Buyers and Seller may be collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS

1.

The Parties entered into that certain Participation Agreement dated July 14, 2006 regarding the Overthrust Project and the Resource Project (the "Participation Agreement");

2.

Seller now desires to assign some of the leases subject to the Participation Agreement to Fidelity Exploration & Production Company ("Fidelity") with Fidelity becoming the new operator of such leases and to assign other interests to Buyers;

3.

The Parties desire to assign Seller's interests in the leases identified as the Gibson Gulch, Book Cliffs, Plateau, West Grand Valley, Rangely and Dinosaur projects (the "Subject Leases"), to Buyers; and

4.

In exchange for the foregoing interests, Buyers will pay cash and will assign all of their respective interests in the Barcus Creek and Rio Blanco Deep prospects, including Buyers' interests in the North Barcus Creek Number 1-12 and 2-12 wells (the "Exchange Leases"), to Seller.

5.

In consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyers agree to the purchase and sale of the oil and gas properties described below, in accordance with the following terms and conditions:

AGREEMENT

1.

LEASES BEING SOLD: At closing, Seller shall convey, assign and transfer to Buyers all of Seller's right, title and interest in and to the Subject Leases described on Exhibit A, which shall include but is not limited to the following rights and interest:

(a)

All of Seller's right, title and interest in and to the Subject Leases.

(b)

Rights in production including reversionary interests, back-in interest, overriding royalty, production payments, net profits interests, mineral and royalty interests.

(c)

Fee interests, fee mineral interests and fee royalty interests.

(d)

Rights and interests in or derived from pooling or unit agreements, orders and decisions of state and federal regulatory authorities establishing units covering the Subject Leases. Rights in orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, processing or treating agreements, farmout agreements and farmin agreements.

(e)

Personal property, surface equipment, down-hole equipment and pipelines, buildings and inventory used or obtained in connection with the Subject Leases, easements or permits conveyed herein.

(f)

Rights-of-way, easements, road use agreements, surface fees, servitudes and franchises acquired or used in connection with operations for the exploration and production of oil, gas or other minerals from the Subject Leases.

(g)

Permits or licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Subject Leases.

(h)

Records as provided in Section 7.

(i)

All claims and causes of action in favor of Seller, arising from breaches, acts, omissions or events or damage to or destruction of property occurring prior to the Effective Date.

(j)

All of Seller's electronic mapping data.

(k)

All other rights and interests in, to or under or derived from the Subject Leases, even though the same may be improperly described in or omitted from the Exhibits. It is the express intent of the parties that all of Seller's right, title and interest in any and all oil and gas properties described on Exhibit A, and interests appurtenant thereto, be assigned to Buyers hereunder.

2.

PURCHASE PRICE. Buyers agree to pay to Seller for the Subject Leases the sum of Five Million Four Hundred Thousand Dollars ($5,400,000.00) (the "Cash Purchase Price") and to assign to Seller all of Buyers' right, title and interest in and to the "Exchange Leases" which shall consist of the leases and wells listed on Exhibit B and shall include all of the rights as are included in the Subject Leases (the Exchange Leases, along with the Cash Purchase Price, collectively, the "Purchase Price"); provided, however, Buyers shall reserve, at Closing, $600,000.00. The amount in reserve will be available to Buyers for any assigned title failures that are not cured and for any final settlement of claims arising from the joint interest audit on the North Barcus Creek No. 1 and 2 wells; provided, however, that the amount in reserve shall not constitute an absolute cap on claims for assigned title defects or joint interest audit claims, but a reserve available to settle such claims after Closing. The balance of the funds held in reserve, less any identified claims will be released to Seller in accordance with the Final Settlement Statement (defined in Section 16 below).

The Purchase Price shall be reduced at Closing by the amounts listed on Schedule 2, which shall include:

a.

The estimated amount of unused funds attributable to the Barcus Creek Well AFE's as to which no controversy remains; and

b.

Reimbursement for all the leasehold interests in the Overthrust Project and Resource Project that were paid for upon closing of the Participation Agreement and later determined to be expired or otherwise invalid prior to July 14, 2006.

3.

REMOVAL FROM PARTICIPATION AGREEMENT. Upon Closing, Seller and Buyers agree that the Subject Leases, Exchange Leases and the Green River Leases being sold to Fidelity shall cease to be subject to the Participation Agreement, including any obligations to convey overriding royalty interests contained in Section 3.07 of the Participation Agreement. The Participation Agreement will remain in effect as to the remaining leases.

4.

FIDELITY CLOSING. The Closing of this Purchase and Sale Agreement is contingent upon (i) Seller closing the Purchase and Sale Agreement with Fidelity regarding the Green River Leases and (ii) Buyers closing the Joint Operating Agreement with Fidelity to operate the Green River Leases.

5.

CONVEYANCE EFFECTIVE DATE. The conveyances shall be effective as of June 1, 2008 at 7:00 a.m., local time where the Leases are located, hereinafter called the "Effective Date".

6.

CLOSING. Unless extended by mutual consent of Buyers and Seller, the Closing (the "Closing") shall be held on or before June 17, 2008 (the "Closing Date"). The Closing shall take place in the offices of Buyers' counsel in Denver, Colorado at a time mutually agreed upon by the parties. At Closing, Buyers will make payment of the Cash Purchase Price by cashier's check or wire transfer payable to Seller, and Seller shall execute and deliver to Buyers an Assignment of Oil and Gas Leases in the form of Exhibit C attached hereto. In addition, Seller shall deliver executed separate governmental form assignments of the Subject Leases on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Buyers shall execute and deliver to Seller an Assignment of Oil and Gas Leases and Wells in the form of Exhibit D attached hereto. In addition, Buyers shall deliver executed separate governmental form assignments of the Exchange Leases on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.

7.

FILES AND RECORDS. Upon Closing, or as soon as feasibly possible thereafter, Seller shall furnish Buyers, at their offices in Denver, Colorado, with all Seller's original records pertaining to the Subject Leases, including but not limited to all lease files, gas contracts, operating agreements, deeds and documents of title and all other Lease records, and other documents and pertinent information or files Seller may possess pertaining to the Subject Leases being conveyed by the Assignment.

Prior and subsequent to Closing, Seller shall allow Buyers to examine, at Seller's offices, any land and contract files, to the extent not delivered, which relate to the Subject Leases for the purposes of conducting a review of title pursuant to Section 8, or which relate to the Exchange Leases for the purposes of conducting an audit pursuant to Section 9. In this connection, Seller shall make available to Buyers for examination such title information with respect to the Subject Leases which is in Seller's files or to which Seller has access, and to the joint interest records for the North Barcus Creek wells to which are in Seller's files or to which Seller has access. Seller shall have no obligations to update any title currently in Seller's files.

8.

TITLE DEFECTS.

Buyers shall, at their sole expense, conduct such examinations of title and data as they see fit and shall notify Seller, in writing, on or before ninety (90) days after the Closing Date, of any title defects which would cause Seller's title to not be merchantable, failing which, Buyers will be deemed to have approved title. For the purposes of this Agreement, a "Title Defect" shall mean a deficiency in, or occurrence of, one (or more) of the following, to-wit:

a.

Seller's title, as to one or more Subject Leases, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim;

b.

If Seller owns less than the 65% working interest, or Seller owns less than 52% net revenue interest in the Gibson Gulch, Book Cliffs, Plateau, West Grand Valley, Rangely Projects; except as to those leases in the foregoing projects listed on Exhibit F, in which case, if Seller owns less than 32.5% working interest or owns less than a 26% net revenue interest, or if Seller owns less than 77.5% working interest, or Seller owns less than 62% net revenue interest in the Dinosaur Project;

c.

Seller's rights and interest are subject to being reduced by virtue of the exercise by a preferential right, prior consent rights, and first call on production rights, third party of reversionary, back-in or other similar right not reflected on Exhibit A; and

d.

Seller is in default under some material provision of a lease agreement affecting the Subject Leases.

e.

Buyer is required to bear a share of the working interest greater than the working interest listed in (b.) above without a corresponding increase in the net revenue interest.

In the event Buyers notify Seller of such Title Defects, Seller may, at its option, attempt to cure any and all such Title Defects. In the event of a Title Defect which renders title to all or a portion of a Subject Lease unmerchantable,. and Seller elects to not cure the same, the Parties shall adjust the Purchase Price based upon a reduction for the Subject Lease, or portion thereof, affected by such Title Defect. For the purposes of determining the dollar amount of each a Title Defect (the "Title Defect Amount"), each acre which makes up the Subject Leases in the following projects shall be deemed (solely for this purpose only) to have a Title Defect Amount equal to the following: $500 per net acre for Gibson Gulch acreage; $170 per net acre for West Grand Valley acreage; $170 per net acre for Book Cliffs acreage; $300 per net acre for Plateau acreage; $150 per net acre for Rangely acreage; and $25 per net acre for Dinosaur acreage for each acre affected by the Title Defect. As used herein "merchantable" shall mean record title to Subject Leases which is free from reasonable doubt to the end that a prudent operator engaged in the business of owning, exploring, developing, operating and producing oil and gas properties with knowledge of the facts and the legal effect thereof would accept same.

9.

AUDIT. Buyers shall, at their sole expense, for ninety (90) days after the Closing Date, have the right to conduct a joint interest audit on the North Barcus Creek No. 1 and 2 wells, with any audit claims settled in the Final Settlement Statement (as defined below).

10.

WARRANTY. Seller shall convey to Buyers at Closing, title to the Subject Leases free and clear of all liens and encumbrances created by, through or under Seller. Buyers shall convey to Seller at Closing title to the Exchange Leases free and clear of all liens and encumbrances created by, through or under Buyers.

11.

BROKER'S FEES AND COMMISSIONS. Buyers and Seller have incurred no obligation or liability, contingent or otherwise, for broker or finder fees with respect to the matters provided for in this Agreement which will be the responsibility of the other party; and such obligation or liability that might exist shall be the sole obligation of the creating party.

12.

INDEMNIFICATION. BUYERS SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM THE PAYMENT OF ANY JUDGMENTS (INCLUDING INTEREST), CLAIMS, COSTS, EXPENSES AND LIABILITIES, DIRECT, CONTINGENT OR OTHERWISE ("DAMAGES"), ASSESSED AGAINST SELLER WHICH ARE PAYABLE WITH RESPECT TO THE OWNERSHIP OF THE SUBJECT LEASES DURING THE PERIOD OF TIME FROM AND AFTER THE EFFECTIVE DATE. SELLER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYERS HARMLESS FROM THE PAYMENT OF SELLER'S PROPORTIONATE SHARE OF ANY DAMAGES ASSESSED AGAINST BUYERS WHICH ARE PAYABLE WITH RESPECT TO THE OWNERSHIP OF THE SUBJECT LEASES DURING THE PERIOD OF TIME PRIOR TO THE EFFECTIVE DATE.

SELLER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYERS HARMLESS FROM THE PAYMENT OF ANY DAMAGES, ASSESSED AGAINST BUYERS WHICH ARE PAYABLE WITH RESPECT TO THE OWNERSHIP OF THE EXCHANGE LEASES DURING THE PERIOD OF TIME FROM AND AFTER THE EFFECTIVE DATE. BUYERS SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM THE PAYMENT OF BUYERS' PROPORTIONATE SHARE OF ANY DAMAGES ASSESSED AGAINST SELLER WHICH ARE PAYABLE WITH RESPECT TO THE OWNERSHIP OF THE EXCHANGE LEASES DURING THE PERIOD OF TIME PRIOR TO THE EFFECTIVE DATE. SELLER FURTHER AGREES TO ASSUME AND AGREES TO INDEMNIFY AND HOLD HARMLESS BUYERS FROM AND AGAINST DAMAGES FOR THE PLUGGING AND ABANDONING OBLIGATIONS ON THE NORTH BARCUS CREEK NUMBER 1-12 AND 2-12 WELLS.

NOTWITHSTANDING THE FOREGOING, BUYERS AND SELLER AGREE TO ASSUME ALL LIABILITY FOR ANY AND ALL NOW-EXISTING ENVIRONMENTAL DEFECTS ON THE SUBJECT LEASES AND THE EXCHANGE LEASE, RESPECTIVELY; AND THE PARTIES ACKNOWLEDGE THAT, WITH RESPECT TO ENVIRONMENTAL DEFECTS, THE SUBJECT LEASES AND THE EXCHANGE LEASES ARE CONVEYED "AS IS, WHERE IS AND WITH ALL FAULTS".

13.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The respective parties represent and warrant to each other, as applicable, that, as of the Closing Date:

a.

Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyers and Seller enforceable against each in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights.

b.

Authority. Seller owns an interest in the Subject Leases and has the full power and right to sell and convey the same, and Buyers have the full power and right to acquire and operate the same, all pursuant to the terms and conditions of this Agreement. Buyers own an interest in the Exchange Leases and have the full power and right to sell and convey the same, and Seller has the full power and right to acquire and operate the same, all pursuant to the terms and conditions of this Agreement. Seller and Buyers have the requisite corporate authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated by this Agreement.

c.

Governmental Approvals. Buyers and Seller shall obtain all required local, state and federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume the obligations and responsibilities attributable to each party under this Agreement, including any and appropriate bonds with all governmental agencies having jurisdiction over the properties subject to this Agreement, and each party shall assist the other party in obtaining same.

d.

Leases. The Subject Leases are in full force and effect and are valid and subsisting documents covering the entire estates which they purport to cover. To the best of Seller's knowledge, Exhibit A attached hereto accurately reflects all of the Leases in the Gibson Gulch, Book Cliffs, Plateau, West Grand Valley, Rangely and Dinosaur projects which were originally subject to the Participation Agreement and retained and owned by Seller pursuant to the Participation Agreement. Buyers and Seller have acquired no interest in any other leases pursuant to the Area of Mutual Interest which is defined in the Participation Agreement.

e.

Net Revenue Interest. As to each of the Subject Leases, Seller is vested of record with a fractional decimal interest of not less than the Net Revenue Interest set forth in Section 8 of this Agreement.

f.

Liens. The Subject Leases are free and clear of any liens, mortgages, security interest or other similar encumbrances arising by, through or under Seller, except for those which shall be released of record prior to the Closing Date. The Exchange Leases are free and clear of any liens, mortgages, security interest or other similar encumbrances arising by, through or under Buyers, except for those which shall be released of record prior to the Closing Date.

g.

Rents and Royalties. All rentals, royalties and other payments due under the Subject Leases have been fully and promptly paid. To the best of Buyer's knowledge, all rentals, royalties and other payments due under the Exchange Leases have been fully and promptly paid.

h.

Taxes. All due and payable ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Subject Leases, which become due prior to the Effective Date, have been properly paid.

i.

Maintenance of Interests. Prior to the Effective date, Seller has maintained and operated the Subject Leases in a reasonable and prudent manner, in full compliance with applicable law and orders of any governmental authority, and maintained insurance and bonds now in force with respect to the Subject Leases, paid when due all costs and expenses coming due and payable in connection with the Subject Leases, and has performed all of the covenants and conditions contained in the Subject Leases.

j.

Litigation and Claims. There is no claim (including claims for taxes), demand, cause of action or litigation pending against Seller or Buyers which would materially affect the Seller or Buyers' ownership or operation of the Subject and Exchange Leases as currently being operated. To the best of their respective knowledge, there is no claim (including claims for taxes), demand, cause of action or litigation threatened against Seller or Buyers which would materially affect the Seller or Buyers' ownership or operation of the Subject and Exchange Leases as currently being operated.

k.

Contracts. The only agreements the Subject and Exchange Leases are subject to are those agreements listed on Exhibit E.

1.

Prepayments and Wellhead Imbalances. Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay", advance payment or similar provision, gas balancing agreement or any other arrangement to deliver hydrocarbons produced from the Subject Leases at any time after the Effective Date without then or thereafter receiving full payment therefor, and the hydrocarbons produced from the Subject Leases are not dedicated to any gas purchase contract or other similar contract which obligates Seller (and after Closing, Buyers) to sell hydrocarbons produced from the Subject Leases to a third party.

m.

Preferential Rights to Purchase. The Subject and Exchange Leases are not subject to any preferential right to purchase, option, right of first refusal or other similar right in favor of third parties.

n.

Environmental Matters. To the best of Seller's knowledge, Seller is not, or if Seller is not the operator of record of the Subject Leases, such operator is not, in violation of any applicable Environmental Laws, or any limitations, restrictions, conditions, standards, obligations or timetables contained in any such Environmental Laws. No notice or action alleging such violation is pending or, to Seller's best knowledge, threatened against the Subject Leases. For the purposes of this Agreement, "Environmental Laws" shall mean (i) the common law, and (ii) any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority which pertain to health, the environment, wildlife and natural resources in effect in any and all jurisdictions in which the Subject Property is located, including without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Oil Pollution Act of 1990 ("OPA90"), as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Hazardous Materials Transportation Act, as amended.

o.

Wells. To the best of Seller's knowledge, there are no oil and gas wells on lands associated with the Subject Leases.

m.

Existing Condition. No material adverse changes in the condition of the Subject Leases from the effective date of the Participation Agreement to the Effective Date have occurred.

If, on or before Closing, it is discovered that either Party is in default under any of the above representations and warranties applicable to it, the defaulting Party shall use reasonable efforts to cure the same before Closing, but if it is unable to do so, then the Parties shall use reasonable efforts to adjust the Purchase Price on an equitable basis due to such default. If the Parties are unable to agree as to such adjustment on or before Closing, then the Party not in default may terminate this Agreement by giving written notice to the other on or before the Closing Date. The representations and warranties shall survive closing.

14.

PRESERVATION OF RIGHTS AND INTEREST. Seller agrees to preserve all leasehold rights in the Subject Leases being conveyed pursuant to this Agreement pending the Closing of the transaction. Seller agrees to pay all rentals (including any shut-in rental or royalty payment), royalties, taxes or payments of any kind required under the Subject Leases, which mature within sixty (60) days after the date of this Agreement, and deliver to Buyers proper receipts at the time of Closing under this Agreement, or if payment is made after Closing, immediately upon receiving the proper receipts. All such payments apportionable to the times subsequent to the Effective Date shall be repaid in accordance with the Final Settlement Statement to Sellers by Buyers. Seller shall maintain the Subject Leases in a prudent, businesslike manner pending the Closing, and shall take no action which would hinder or decrease the value of the Subject Leases between the date this Agreement is signed and Closing. Seller shall bear the risk of loss through the Closing date.

15.

OPERATING AGREEMENTS. Buyers are agreeable with Fidelity becoming the operator for the Green River Leases that Retamco is selling to it, provided Buyers and Fidelity can agree upon and execute simultaneously with the Closing herein, a Joint Operating Agreement between Fidelity and Buyers. Buyers and Seller agree to amend the Joint Operating Agreement for the Overthrust and Resource Projects, each dated July 14, 2006, as amended, by executing the Amendment to Operating Agreement in the form attached hereto as Exhibit G.

16.

CLOSING AND POST-CLOSING. Buyers shall provide Seller a "Preliminary Closing Settlement Statement" prior to Closing respecting adjustments to the Purchase Price. Upon the Closing, the following shall occur:

Buyers and Seller shall agree upon a "Closing Settlement Statement," which shall include adjustments to the Purchase Price, which are known as of the Closing Date, as including the following:

a.

Amounts listed on Schedule 2

b.

An amount attributable to know Title Defects as of Closing.

c.

An amount equal to the Buyer's proportionate share of the proceeds from production of condensate from the North Barcus Creek Well No. 2-12 for production which is attributable to the time before the Effective Date.

d. other expenses as may be incurred by the Parties after the Effective Date which are attributable to the obligations of the Seller's or Buyers' respective interests in the Subject Leases and Exchange Leases prior to the Effective Date

After Closing, but not more than ninety (90) days after the Closing, Buyers shall prepare and deliver to Seller a "Final Settlement Statement" setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the calculation of such adjustments to show final Purchase Price. The Final Settlement Statement shall reflect adjustments to the Cash Purchase Price based on the amounts determined to be owed based on (i) the results of the joint interest audit of the North Barcus Creek operating records; (ii) identified Title Defects; (iii) the amount of proceeds received by Seller for disposition, after the Effective Date, of any substances produced and sold from the Exchange Leases prior to the Effective Date which are attributable to Buyers' interest therein to the extent not determined at Closing; and (iv) such other expenses as may be incurred by the Parties after the Effective Date which are attributable to the obligations of the Seller's or Buyers' respective interests in the Subject Leases and Exchange Leases prior to the Effective Date, including, without limitation, taxes attributable to the Subject and Exchange Leases prior to the effective date, expenses paid by the respective Parties between the Effective Date and the Closing Date, and rentals paid by Seller in accordance with Section 14 of this Agreement. As soon as practicable after receipt of the Final Settlement Statement, Seller shall deliver to Buyers a written report containing any changes which Seller proposes be made to the Final Settlement Statement. The parties shall undertake with diligence to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than one-hundred and twenty (120) days after the Closing. The Final Settlement Statement shall be the final accounting amongst the Parties with respect to this Agreement and no other adjustments to the Purchase Price or claims for payment may be made by either party unless made in the Final Settlement Statement.

17.

ASSUMPTION OF OBLIGATIONS. Except as provided in Section 14, from and after the Effective Date, Buyers assume, will be bound by, and agree to perform its proportionate share of the express and implied covenants and obligations of Seller relating to the Subject Leases, whether arising under (i) the leases, prior assignments of the leases, contracts, easements, permits or any other contractually-binding arrangements to which the Subject Leases (or any component thereof) may be subject and which will be binding on Buyers and/or the Subject Leases (or any component thereof) after the Closing or (ii) any applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority having jurisdiction over the Subject Leases;

From and after the Effective Date, Seller assumes, will be bound by, and agrees to perform its proportionate share of the express and implied covenants and obligations of Buyers relating to the Exchange Leases, whether arising under (i) the leases, prior assignments of the leases or any other contractually-binding arrangements to which the Exchange Leases (or any component thereof) may be subject and which will be binding on Seller and/or the Exchange Property (or any component thereof) after the Closing, (ii) any applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority having jurisdiction over the Exchange Leases.

18.

ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration shall occur in Denver, Colorado by a panel of three (3) arbitrators. Each party shall elect an arbitrator within five (5) days of respondent's receipt of a demand for arbitration, and the two selected arbitrators shall then have five (5) days to select a neutral third arbitrator.

19.

NOTICE. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U. S. Mail or Express Delivery, postage prepaid, addressed as follows:

Seller

Retamco Operating, Inc.

Attn: Steve Gose, President

P.O. Box 790

One South Broadway Ave., Suite 2

Red Lodge, Montana 59068

Phone 406.446.1568

Fax: 406.446.1748

Buyers

Dejour Energy (USA) Corp.

5023 West 120th Avenue, #340

Broomfield, Colorado 80020

Fax: (303) 280-3177

Brownstone Ventures (US), Inc.

130 King Street West, Suite 2810

Toronto, Ontario

Canada M5X 1A9

Fax: (416) 941-1090

20.

OTHER ACTIONS. The parties agree to execute such further documents or take such further actions after the Closing Date which may be necessary in order to effectuate the transactions contemplated hereunder.

21.

SURVIVAL. The terms and conditions of this Agreement shall survive the Closing of the transactions contemplated hereby.

22.

BINDING EFFECT. Upon execution hereof, this Agreement shall be binding on the Parties hereto, their respective heirs, devisees, personal representatives, successors and assigns.

23.

LAW APPLICABLE. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

24.

COUNTERPARTS. This Agreement may be executed by Seller and Buyers in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute one Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

Seller
Retamco Operating, Inc.

By: Steve Gore
Name: Steve Gore
Title: President

Date: 6/17/08

Buyers
Dejour Energy (USA) Corp.

By:____________________
Name:____________________
Title:____________________

Date:____________________

Brownstone Ventures (US) Inc.

By:____________________
Name:____________________
Title:____________________

Date:____________________

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

Seller
Retamco Operating, Inc.

____
By:____________________________ Date:____________________
Name:__________________________
Title:___________________________

Buyers
Dejour Energy (USA) Corp.

By: [signature] Date: June 12, 2008
Name: Harrison Blacker
Title: President

Brownstone Ventures (US) Inc.

By: [signature] Date: June 12/08
Name: Larry Goldberg
Title: Treasurer